UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
GAYLORD ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	73-0664379
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: None.
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX

Item 1. Description of Registrant’s Securities to be Registered.
     On March 9, 2009, Gaylord Entertainment Company (the “Company”) entered into an Amended and Restated Rights Agreement (the “Amended Rights Agreement”) with Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), which amends and restates the terms of the Rights Agreement dated as of August 12, 2008, between the Company and the Rights Agent (the “Original Rights Agreement”).
     The Amended Rights Agreement amends the Original Rights Agreement to: (i) increase the triggering ownership percentage from 15% to 22% of the Company’s outstanding shares of common stock; and (ii) include provisions that define and establish procedures in the event that the Company receives a “Qualified Offer.” Under the Amended Rights Agreement, a “Qualified Offer” is a tender or exchange offer for all of the Company’s outstanding common stock in which the same consideration per share is offered for all shares of common stock that (i) is fully financed, (ii) has an offer price per share exceeding the greater of (the “Minimum Per Share Offer Price”): (x) 25% of the 12-month moving average closing price of the Company’s common stock, and (y) 25% of the closing price of the Company’s common stock on the day immediately preceding commencement of the offer, (iii) generally remains open until at least the earlier of (x) 106 business days following the commencement of the offer, or (y) the business day immediately following the date on which the results of the vote adopting any redemption resolution at any special meeting of stockholders (as described below) is certified, (iv) is conditioned on the offeror being tendered at least 51% of our common stock not held by the offeror, (v) assures a prompt second-step acquisition of shares not purchased in the initial offer at the same consideration as the initial offer, (vi) is only subject to customary closing conditions, and (vii) meets certain other requirements set forth in the Amended Rights Agreement.
     The Amended Rights Agreement provides that, in the event that the Company receives a Qualified Offer, the Company’s Board of Directors may, but is not obligated to, call a special meeting of stockholders for the purpose of voting on a resolution to accept the Qualified Offer and to authorize the redemption of the outstanding rights issued pursuant to the provisions of the Amended Rights Agreement. Such an action by stockholders would require the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding as of the record date for the special meeting (excluding for purposes of this calculation shares of the Company’s common stock owned by the person making the Qualified Offer). If either (i) such a special meeting is not held within 105 business days following commencement of the Qualified Offer or (ii) at such a special meeting the Company’s stockholders approve such action as set forth above, the Amended Rights Agreement provides that all of the outstanding rights will be redeemed.
     The foregoing description of the Amended Rights Agreement is qualified in its entirety by reference to the Amended Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 10, 2009, and is incorporated herein by reference.

Item 2. Exhibits
1.	Amended and Restated Rights Agreement, dated as of March 9, 2009 between Gaylord Entertainment Company and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock (Exhibit A), the Form of Rights Certificate (Exhibit B) and the Form of Summary of Rights (Exhibit C), incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2009.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GAYLORD ENTERTAINMENT COMPANY
Date: March 10, 2009	By:	/s/ Carter R. Todd
		Name:	Carter R. Todd
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX
1.	Amended and Restated Rights Agreement, dated as of March 9, 2009 between Gaylord Entertainment Company and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock (Exhibit A), the Form of Rights Certificate (Exhibit B) and the Form of Summary of Rights (Exhibit C), incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2009.

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